Exhibit 10.6

Vivian Baker

Franchise Development Head,

Licensing, Standards & Business Enablement

Latin America and the Caribbean Region

MasterCard | MasterCard Worldwide

801 Brickell Avenue, Suite #1300 | Miami, FL 33131

1-305-539-2366

vivian_baker@mastercard.com

January 3, 2019

Mr. David Velez Osorno

Legal Representative

NU BN MEXICO SOCIEDAD ANONIMA DE CAPITAL VARIABLE.

Paseo de las Palmas 1702- 405

03100 Ciudad de Mexico

Dear Mr. Velez.

It is a pleasure to inform you that NU BN MEXICO SOCIEDAD ANONIMA DE CAPITAL VARIABLE.CV. Application for MasterCard Principal Participation and License for MasterCard has been approved, effective January 3, 2019. This approval is subject to the provisions of the brand’s governing rules, and revocable for any violation of the MasterCard License Agreement.

Enclosed is a fully executed MasterCard License Agreement, Supplement Agreement, and a Summary of Licenses Granted which reflects the brands for which a license has been granted and the type of participation for each. NU BN MEXICO SOCIEDAD ANONIMA DE CAPITAL VARIABLE. License is limited to Issuing Card Activities only in Mexico, and cannot Sponsor Affiliates.

The following ICA and BINs have been assigned for NU BN MEXICO SOCIEDAD ANONIMA DE CAPITAL VARIABLE, for testing purposes only:

ICA:	20891
BIN:	230899 (MCS — Mastercard Standard)
BIN:	230909 (MCG — Gold Mastercard)
BIN:	230950 (MPL — Platinum Mastercard)

You must contact Customer Implementation Services (CIS) to coordinate the implementation and activation of this ICA in the MasterCard production environment. CIS can proceed with the formal implementation process, pending receipt of all other required and/or optional forms. To determine which additional forms are required, and for further assistance, you may contact CIS via email:

CIS_LAC_Support@MasterCard.com

Mr. David Velez Osorno

Legal Representative

January 3, 2019

NU BN MEXICO SOCIEDAD ANONIMA DE CAPITAL VARIABLE. will be fully responsible for all transactions and billing affected under these assignments and obligated to activate their ICA/BINs within a year of assignment. A billing account must first be established and appropriately funded in order to initiate the activation process.

To establish a billing account, the Billing Services Notification and Summary Reports Request forms must be completed. If you have already submitted these forms, then no further action is required. If you have not completed the forms, the forms have been attached to this letter. Please complete and submit the forms to CIS within 30 days. Billing and settlement will begin as soon as the ICA has been assigned in the MasterCard systems.

To assist in your understanding of MasterCard rules, policies, products and services, please visit our website at www.mastercardconnect.com.

We look forward to working with you and wish you success with all of your MasterCard programs.

Sincerely,

/s/ Vivian Baker

Vivian Baker

cc:	Carlos Aguilar – MasterCard (Mexico)

Salvador Salgado – MasterCard (Mexico)

SUMMARY OF LICENSES GRANTED

LICENSEE:	NU BN MEXICO SOCIEDAD ANONIMA DE CAPITAL VARIABLE.

ADDRESS:	Paseo de las Palmas 1702- 405

03100 Ciudad de Mexico

Authorized Marks	Type of License Participation	Type of activity	Geographic locations	Date after which Licensee is authorized to use this Authorized Mark

MasterCard Mark:	• Principal	• Issuing card activities	México	January 3, 2019

Cirrus Mark:	• Principal	• Issuing card activities	México	January 3, 2019

Upon being granted a license to use any one of the MasterCard, Maestro or Cirrus Marks, Applicant shall also be granted a limited license to acquire MasterCard, Maestro and Cirrus transactions at ATMs operated or sponsored by Applicant in accordance with the applicable Rules and to display the MasterCard, Maestro and Cirrus Marks at such ATMs.

DATE: January 3, 2019

CONFIDENTIAL

SUPPLEMENT TO MASTERCARD LICENSE AGREEMENT

This Supplement to MasterCard License Agreement (The “Supplement”) is effective as of Effective Date set below and is entered into by and between NU BN MEXICO, SOCIEDAD ANONIMA DE CAPITAL VARIABLE(“Licensee”) and MasterCard International Incorporated (“MasterCard”) and constitutes a supplement to the MasterCard License Agreement entered into by and between Licensee and MasterCard (the “License Agreement”) pursuant to which MasterCard granted to Licensee a license (the “License”) to use the Marks subject to the terms and conditions set forth in the License Agreement.

PRELIMINARY STATEMENTS

WHEREAS, Licensee has received the License from MasterCard authorizing Licensee to use the Marks and engage in the limited acquiring-only MasterCard business in Mexico (the “Area of Use”); and,

WHEREAS, such License is subject to certain additional terms and conditions as forth in this Supplement;

NOW THEREFORE, incorporating the above preliminary statements, and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MasterCard and Licensee further agree as follows:

1. Terms and Conditions upon License. With respect to its participation in the limited acquiring-only MasterCard business in the Area of Use pursuant to the License, notwithstanding anything in the License Agreement or Rules to the contrary and in addition to, and not in lieu of, any other obligations Licensee may owe MasterCard under the License Agreement or Rules, Licensee hereby further acknowledges and agrees, throughout the term of the License (the “Term”), that:

a.

Financial Reporting. At MasterCard’s written request, Licensee will deliver to MasterCard (i) quarterly within 45 days following the end of the first three fiscal quarters of each fiscal year of Licensee, consolidated and consolidating balance sheets, income statements and statements of cash flow of Licensee for such quarterly period and for the period from the end of the last fiscal year of Licensee, and (ii) within 90 days following the end of each fiscal year of Licensee audited comparative consolidated and unaudited comparative consolidating balance sheets, income statements and statements of cash flows, certified, in the case of consolidated annual statements by independent public accountants of recognized standing, and in the case of quarterly and consolidating annual statements, by a financial officer of Licensee for such period.

b.

Audits. At MasterCard’s written request, Licensee will submit to periodic audits or investigations, as MasterCard may determine, and conducted as MasterCard deems appropriate, to determine Licensee’s compliance with the provisions of this Supplement, the License Agreement and the MasterCard Rules and other standards (the “Rules”). Such audits or investigations may also include, without limitation, Licensee’s anti-money laundering practices and procedures, OFAC rules compliance, financial soundness, corporate governance and operating standards and controls. MasterCard may at its discretion engage the services of independent third parties to assist in the conduct of such audits or investigations. Such audit will be conducted at Licensee’s expense. Licensee will cooperate, and cause the cooperation of its independent auditors and other necessary agents and personnel, in the conduct of any such audit or investigation by MasterCard or such independent third party.

CONFIDENTIAL

c.

Anti-Money Laundering Program. Licensee acknowledges and agrees to comply with the MasterCard Anti-Money Laundering Program. The AML Program requires that each Customer have policies, procedures and controls in place to protect against the use of MasterCard systems for money laundering and terrorism financing. Such policies, procedures, and controls must apply to all activity and include, at minimum the AML program requirements as defined by the MasterCard Rules.

d.	Issuing and Acquiring Only. Licensee acknowledges and agrees that the License authorizes Licensee to engage Issuing Only in Mexico.

e.

Credit and Prepaid Products Only; Program Registration Requirement. Licensee acknowledges and agrees that the License authorizes Licensee to engage solely in the limited issuing of MasterCard Credit and Prepaid Products, and under no circumstances shall the Licensee issue, or attempt to issue, by direct or indirect means, any MasterCard Products without: 1) the prior written consent of MasterCard and 2) the proper authority approval, as applicable. Also, all such MasterCard Prepaid Product programs to be issued by Licensee, pursuant to this License, shall be pre-approved in writing by, and registered as a Special Issuer Registration Program with MasterCard prior to issuing such payment cards. Also, notwithstanding anything herein to the contrary. Licensee represents and warrants to MasterCard and agrees that any MasterCard Prepaid Products issued pursuant to the License will not have access to ATM nor cash redemption that may be understood by the proper regulator as a violation of the applicable Law

f.	No Sponsorship of Affiliates. Licensee shall not sponsor any other entity to be an Affiliate member or licensee of MasterCard.

g.

Area of Use Only; No Extensions of Area of Use. Licensee shall acquire merchants only within the Area of Use. Licensee shall not be permitted to request and shall not be entitled to receive an extension of area of use.

h.

Transaction Switching. Licensee hereby agrees that all of its MasterCard-branded payment card transactions will be routed for authorization, clearing and settlement through the Global Clearing Management System (GCMS), the centralized clearing facility owned and operated by MasterCard for the daily processing and routing of financial transactions between MasterCard and its members.

i.

Minimum Authorization, Clearing and Settlement Information.- In the event Licensee decides to switch its MasterCard-brand Mexico domestic transactions through a switch (Cámara de Compensación) other than MasterCard Mexico, S de R.L. de C.V., the Licensee shall provide to MasterCard, through MasterCard Mexico, S de R.L. de C.V., the following minimum information to allow MasterCard and/or MasterCard Mexico, S de R.L. de C.V. to properly manage the intra-day liquidity and the settlement guarantees associated with such transactions as required by the General Rules for Payment Networks (Disposiciónes de Carácter General Applicable a las Redes de Medios de Disposición) published in the Federal Official Gazette on March 11, 2014:

j.

1.	Daily Net Settlement Advisement

2.	On line and real time the Authorization Messages

3.	Daily Cleared Records (1st Presentments)

Such authorization messages and clearing records must be provided in accordance with the specifications defined by MasterCard and at the Licensee’s expense. Failure to provide such information as detailed herein may lead to MasterCard imposing fines and assessments on Licensee and/or the suspension or termination of the License, at MasterCard’s sole discretion.

CONFIDENTIAL

k.

Transaction Blocking Capabilities – In the event Licensee decides to switch its MasterCard-brand Mexico domestic transactions through a switch (Cámara de Compensación) other than MasterCard Mexico, S de R.L. de C.V., the Licensee or its chosen switch shall have the capability to block transactions as follows at MasterCard’s direction:

1.

Where MasterCard’s assessment of an individual transaction authorization request requires it, block the authorization of an individual transactions in real-time (i.e. within the real-time authorization request/response flow for the transaction);

2.	At MasterCard’s direction, block authorizations for BIN ranges identified by MasterCard within 90 minutes of receiving direction from MasterCard to do so.

l.

Legal and Regulatory Compliance; Indemnification. Licensee hereby represents and warrants to MasterCard that the execution and delivery of the License Agreement (as modified by this Supplement), and the performance of the MasterCard acquiring business in the Area of Use contemplated in such documents, do not violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order, or any other restriction or requirement of any kind or character applicable to Licensee. Licensee hereby further represents and warrants to MasterCard that Licensee’s activities to be performed pursuant to the License shall not constitute banking activity under applicable law or regulation. In addition to any other indemnification obligation Licensee may owe to MasterCard under the License Agreement, Rules or otherwise, Licensee shall indemnify and hold harmless MasterCard, and its stockholders, directors, officers, employees, agents and affiliates, from and against any and all actions, proceedings, losses, costs, expenses (including, without limitation, the fees and expenses of counsel for MasterCard at both trial and all appellate and bankruptcy levels), claims and/or demands in any way arising out of the acts or omissions and/or the performance or failure to perform by Licensee in connection with the representations and/or warranties made by Licensee to MasterCard under this subsection, including, without limitation, in the event that any of such representations and/or warranties are not true.

m.

Compliance with Anti-Bribery and Corruption Laws. Licensee shall comply, and shall ensure that each of its subcontractors and personnel complies, with all applicable anti-bribery and corruption laws. Licensee warrants, represents and covenants to MasterCard that Licensee (and each of its employees, subcontractors and personnel) has not and shall not, in connection with the activities contemplated by this Supplement or in connection with any other business activities involving MasterCard, make, promise or offer to make any payment or transfer of anything of value or any other advantage directly or indirectly through a representative, intermediary agent or otherwise to any person for the purpose of improperly influencing any act, omission to act or decision of such individual or securing an improper advantage to assist the Licensee in obtaining or retaining business. Licensee also warrants, represents and covenants to MasterCard that Licensee and each of its employees, subcontractors and personnel shall not, in connection with any business activities involving MasterCard, accept anything of value from any third party seeking to influence any act or decision of Licensee or in order to secure an improper advantage to that third party. Violation of this clause will constitute a material breach of this Supplement.

CONFIDENTIAL

n.

Term and Termination of Agreement. This Agreement shall he effective as of the date executed by duly authorized representatives of both NU BN MEXICO, SOCIEDAD ANONIMA DE CAPITAL VARIABLE and MasterCard, in that order. Either party may terminate this Agreement by delivering to the non-terminating party no less than sixty (60) days prior written notice of its intent to terminate.

o.

Governing Law and Venue. This Agreement shall be interpreted by, and enforced pursuant to, the substantive laws of the State of New York save for such jurisdiction’s choice of law provisions. Exclusive venue for any claim or controversy concerning this Agreement shall be in the federal and state courts in and for Westchester County, New York.

2. Miscellaneous. Except as expressly supplemented or amended herein, the License Agreement shall continue in full force and effect as in effect on the date of this License Supplement. To the extent that any such terms of the License Agreement conflict with the terms of this Supplement, the terms of this Supplement shall govern. All capitalized terms not defined herein shall have the meanings given to them in the License Agreement or Rules. Nothing herein is, or shall be construed as, a waiver or release of any right or privileged held by, or obligation Licensee may owe to. MasterCard under the License Agreement or Rules. All such rights and privileges are affirmatively retained by MasterCard.

IN WITNESS WHEREOF, the parties have negotiated and agreed upon each and every one of the provisions in this Supplement for which reason this Supplement cannot under any circumstances be considered an adhesion contract and have executed this Supplement as of the date first written above.

MASTERCARD INTERNATIONAL INCORPORATED

By:	/s/ Ajay Banga
Name:	AJAY BANGA
Title:	PRESIDENT & CEO

Effective Date: 01/03/2019

NU BN MEXICO, SOCIEDAD ANONIMA DE CAPITAL VARIABLE

By:	/s/ David Velez
Name:	David Velez
Title:

Date: 30/10/18

LICENSE AGREEMENT

THIS LICENSE AGREEMENT is between Mastercard International Incorporated or its undersigned affiliate (“Mastercard”) and the undersigned entity (“Applicant”).

Marks. Applicant acknowledges that Mastercard owns, manages, is licensee of, or otherwise controls all rights, title and interest to the trade names, trademarks, service marks and logotypes (the “Designations”) set forth below. This License Agreement governs the use of the Designations identified below (each a “Mark”) and other trade names, trademarks, service marks and logotypes identified from time to time in the Standards (defined below) or policies of Mastercard (each, an “Other Identified Mark” and, together with each Mark, the “Marks”). “Mastercard’’ shall mean and include its parent, subsidiaries and affiliates. Capitalized terms used in this license agreement shall have the meanings ascribed to them in the Standards, unless defined herein.

•

Interlocking Circles Device. Mastercard owns all rights, title and interest to the trademark, service mark and logotype known as the Interlocking Circles Device and all variations thereof, and United States and worldwide registrations for such mark (the “Interlocking Circles Device”).

•

Mastercard Marks. Mastercard owns all right, title and interest in and to the trademark, trade name and service mark “Mastercard” and marks utilizing that designation, including Mastercard Electronic and Mastercard Cash, and United States and worldwide registrations for such marks (the “Mastercard Marks”).

•

Cirrus Marks. Mastercard owns all right, title and interest in and to the trademark, trade name and service mark “Cirrus’’ and marks utilizing that designation and United States and worldwide registrations for such marks (the “Cirrus Marks”), to use and sublicense the use of the Cirrus Marks.

•

Maestro Marks. Mastercard owns all right, title and interest in and to the trademark, trade name and service mark “Maestro” and marks utilizing that designation and United States and worldwide registrations for such marks (the “Maestro Marks”), to use and to sublicense the use of the Maestro Marks.

Ownership of the Marks. Applicant acknowledges that:

(a) Mastercard is the Exclusive Owner (defined below) of all Mastercard Marks, the Cirrus Marks the Maestro Marks and the Interlocking Circles Device; and

(b) the applicable Exclusive Owner is the owner of any Other Identified Mark.

Applicant acknowledges the validity of the Marks and agrees to never contest such ownership, or in any way dispute the validity of any of the Marks or registrations for the Marks. Applicant agrees that, if any right has accrued or may accrue to Licensee in any of the Marks by operation of law, such right, upon termination of this License Agreement, shall revert to the owner of such Mark(s) as indicated in subsections (a), or (b), above (each such owner, as applicable, an “Exclusive Owner”). Applicant further agrees to cooperate with the Exclusive Owner to perfect such Exclusive Owner’s title in any Mark(s) by written assignment of any rights which may accrue and in any other manner deemed necessary or appropriate by said Exclusive Owner. Applicant agrees that all documents, instruments, papers, letters, advertisements, and cards bearing any of the Marks shall be marked by Applicant with any notices of such Exclusive Owner’s registrations that may be provided by law to preserve the Exclusive Owner’s rights in the Mark(s) or that may be required by Mastercard from time to time. Applicant agrees not to obtain or attempt to obtain, and agrees not to aid any third party in obtaining or attempting to obtain, any right in any trademark, trade name, service mark, logotype or other device, designation, internet domain name, or intellectual property right that is confusingly similar to or employs any part of any Mark including, without limitation, the word “Master” or “Maestro” or any word containing the word “Master” or “Maestro” as a prefix or suffix, or “Master” or “Maestro” used in connection with any service offered by Applicant; and, upon request by Mastercard, Applicant agrees to assign, by instruments satisfactory in form and substance

Mastercard License Agreement	Page 1 of 3	Revised: November 2016 ©2016 Mastercard

to Mastercard’s counsel and without royalty or other payment of any kind, any and all of such rights that Licensee may obtain or may have obtained. Applicant agrees to never take any action, or permit or fail to take any action that may injure, harm or dilute the distinctiveness or goodwill in and to any of the Marks. Applicant further acknowledges that any use of any Mark inures to the benefit of the Exclusive Owner of that Mark.

Grant of License. Applicant accepts (as granted), a non-exclusive license to use the Marks identified in the Summary of Licenses Granted (attached to this License Agreement and incorporated herein) in the geographic areas set forth therein, solely in connection with the Program(s). The term “Program” is defined in the Standards applicable to each Mark referenced in the Summary of Licenses Granted that Applicant operates in a geographic area. Upon execution by Mastercard, this License Agreement is effective as of the Effective Date set forth below and shall remain in effect until terminated in accordance with the Standards. Mastercard may, from time to time, modify the Summary of Licenses Granted to add a Mark, delete a Mark, change the type(s) of license participation, or change the type(s) of activity, and geographic locations that apply to Applicant for one or more Marks. Upon being granted a license to use any one of the Mastercard, Maestro or Cirrus Marks, Applicant shall also be granted a limited license to acquire Mastercard, Maestro and Cirrus transactions at ATMs operated or sponsored by Applicant in accordance with the applicable Standards and to display the Mastercard, Maestro and Cirrus Marks at such ATMs.

Standards. At all times, Applicant shall observe the Amended and Restated Certificate of Incorporation, Bylaws, Rules, and policies, and the operating regulations and procedures of Mastercard, including but not limited to any manual, guide and/or bulletin, as may be amended from time to time (the “Standards”). The Standards are incorporated herein by reference and made a part of this License Agreement. Mastercard shall have the right to inspect samples of all advertising and marketing materials bearing the Marks to insure compliance with the Standards, and Applicant shall promptly correct any deficiency.

Term. Subject to the termination provisions set forth in this License Agreement and in the Standards, this License Agreement shall have an initial term of ten (10) years, commencing upon the Effective Date set forth below, and shall be automatically renewed for successive ten (10)-year renewal terms unless (i) at least thirty (30) calendar days prior to the end of the initial term or any renewal term, Mastercard notifies Applicant in writing that this License Agreement will not be renewed or (ii) this License Agreement has otherwise been terminated pursuant to its provisions or the Standards. Subject to such other License and/or Membership termination provisions set forth in this License Agreement or in the Standards that provide for termination either without notice or upon shorter notice, Mastercard shall have the right, upon no fewer than thirty (30) calendar days advance written notice to Applicant, to terminate this License Agreement at any time without cause. Applicant shall cease using the Marks upon termination of the License Agreement.

Representations and Warranties. Applicant hereby represents and warrants that the information provided in Applicant’s application for this license is true and complete. Should circumstances change that would affect Applicant’s continued eligibility to be a licensee, as specified in the Standards, Applicant agrees to immediately notify Mastercard in writing. Applicant shall immediately notify Mastercard in writing of any changes in the completeness or accuracy of such information or of a change in circumstances that would or could affect Applicant’s continued eligibility to be a licensee in accordance with the eligibility criteria set forth in the Standards. Applicant further represents and warrants that the execution and delivery of this License Agreement and the performance by Applicant of the activities licensed hereunder will not violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order, or any other restriction or requirement applicable to Applicant. Licensee further represents and warrants that it has, and shall maintain, any and all government licenses and permits that are necessary for Applicant to be authorized to engage in the activities to be performed pursuant to this License Agreement.

Compliance with Law. For so long as this license is in effect, Mastercard and Applicant shall comply with all applicable international, federal, state, provincial and local laws, rules, regulations, directives and governmental requirements relating in any way to the privacy, confidentiality or security of personal data, including, without limitation: the EU Data Directive 95/46/EC; and the requirements of the Gramm-Leach-Bliley Act and its implementing regulations (15 U.S.C. § 6801 et seq.) (collectively, the “GLB Act”), which shall include, without limitation, the maintenance of a comprehensive information security program, that is designed to insure the security and confidentiality of non-public information about cardholders, applicants, or other customers by, among other things: (i) protecting against any anticipated threats or

Mastercard License Agreement	Page 2 of 3	Revised: November 2016 ©2016 Mastercard

hazards to the security or integrity of such information; (ii) protecting against unauthorized access to or use of such information; (iii) detecting, preventing and responding to, in a prompt manner, attacks, intrusions or other system failures; (iv) ensure the proper disposal of such information; and (v) regularly testing or otherwise monitoring the effectiveness of such information safeguards.

Notice of infringement. As soon as Applicant acquires any knowledge of (i) any infringement of any Mark, (ii) any conflicting claim of third parties with respect to a Mark, or (iii) any failure of any other licensee to adhere to the Standards, Applicant shall so notify Mastercard in writing. Applicant agrees to give all lawful and reasonable aid requested by Mastercard or any other Exclusive Owner in connection with efforts to enforce, preserve and defend a Mark. All litigation carried on by Applicant at Mastercard’s request shall be subject to Mastercard’s control and will be at Mastercard’s expense.

Assignment and Sublicense. Applicant agrees that Mastercard may assign or sublicense this license to any Mastercard direct or indirect subsidiary or affiliate. Applicant may not sell, sublicense, assign or otherwise transfer any of its rights under this license, whether by sale, consolidation, merger, amalgamation, operation of law or otherwise, without Mastercard’s express written consent. This license shall be binding on Applicant’s successors and assigns.

Governing Law, Payment of Taxes. All questions with respect to the interpretation, effect, and validity of this License Agreement, and the rights and obligations of the parties, shall be decided under the laws of the State of New York, without regard to its choice of laws provisions. Applicant consents to personal jurisdiction in the courts of the State of New York for all disputes arising out of this License Agreement, including but not limited to enforcement of the License Agreement. Notwithstanding the foregoing, if Applicant is an entity in the Europe Region (as defined in the Standards) then this license shall be governed in all respects and construed in accordance with the laws of England and Wales without regard to conflict of law provisions. Applicant agrees to pay all taxes that might be charged by any country or other jurisdiction in which Applicant conducts activities authorized by this License Agreement against any of the amounts due under the Standards, and such payments shall be made to Mastercard by Applicant without deduction for any such taxes.

Certification. Applicant certifies that it meets all requirements to be a licensee for each Mark set forth on the attached Summary of Licenses Granted, and is fully authorized and empowered to perform all of the functions it has elected to perform, and that the application for this license has been duly authorized by appropriate corporate action.

This License Agreement is the entire agreement between Applicant and Mastercard pertaining to the subject matter hereof and supersedes any prior agreements or representations, whether oral or written.

Applicant further certifies that Applicant is chartered as Corporation [type of institution] under the laws of Mexico [country].

Legal Name of Applicant: Nu Bn Mexico S.A de C.V

The signing officer must be duly authorized to execute the application

Officer Name:	David Velez Osorno	Officer Title:	Legal Representative
Officer Signature:	/s/ David Velez Osorno	Date:	01/03/2019

Mastercard Entity:	MASTERCARD INTERNATIONAL INCORPORATED
Mastercard Signature:	/s/ Ajay Banga	Effective Date:	01/03/2019
Title:	PRESIDENT & CEO

Mastercard License Agreement	Page 3 of 3	Revised: November 2016 ©2016 Mastercard